UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   FOLEY, WILLIAM
   4050 Calle Real, Suite 200
   Santa Barbara, CA  93110
   USA
2. Issuer Name and Ticker or Trading Symbol
   Santa Barbara Restaurant Group
   SBRG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option (right to b|$1.43   |1/5/0|J(1)|150,000    |A  |1/5/0|1/5/1|Common Stock|150,000|       |            |D  |            |
uy)                     |        |0    |    |           |   |0    |0    |            |       |       |            |   |            |
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Stock Option (right to b|$1.00   |10/25|J(1)|212,500    |A  |(2)  |10/25|Common Stock|212,500|       |            |D  |            |
uy)                     |        |/00  |    |           |   |     |/10  |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|10,000     |D  |8/31/|8/31/|Common Stock|10,000 |       |            |D  |            |
uy)                     |        |/00  |    |           |   |99   |08   |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|200,000    |D  |8/31/|8/31/|Common Stock|200,000|       |            |D  |            |
uy)                     |        |/00  |    |           |   |99   |08   |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|80,000     |D  |8/26/|8/26/|Common Stock|80,000 |       |            |D  |            |
uy)                     |        |/00  |    |           |   |98   |07   |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|50,000     |D  |8/26/|8/26/|Common Stock|50,000 |       |            |D  |            |
uy)                     |        |/00  |    |           |   |98   |07   |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|20,000     |D  |8/26/|8/26/|Common Stock|20,000 |       |            |D  |            |
uy)                     |        |/00  |    |           |   |98   |07   |            |       |       |            |   |            |
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Stock Option (right to b|$4.875  |12/21|J(3)|200,000    |D  |2/26/|2/26/|Common Stock|200,000|       |            |D  |            |
uy)                     |        |/00  |    |           |   |99   |08   |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |662,500     |D  |            |
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Explanation of Responses:
(1) Stock options granted under 1998 Plan exempt under Rule
16(b)3.
(2) The options vest in three equal annual installments beginning on 4/25/01.
(3) Options cancelled, no value received by holder.